Filed Pursuant to Rule 424(b)(3)

Registration No. 333-292066

Up to 16,909,622 Shares of Class A Common Stock

Maison Solutions Inc.

This prospectus relates to the proposed resale or other disposition, from time to time, by the Selling Stockholder identified herein (the “Selling Stockholder”) of up to 16,909,622 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Maison Solutions Inc., a Delaware corporation (the “Company”).

We are registering the resale of up to 16,909,622 shares of Class A common stock (the “Initial Note Shares” or the “Shares”) issuable upon conversion of a Senior Secured Convertible Promissory Note dated October 1, 2025, issued to the Selling Stockholder in a private placement transaction (the “Private Placement”) in the original principal amount of $3,000,000 for a purchase price of $2,745,000 (the “Initial Note”) pursuant to a Securities Purchase Agreement, dated as of September 28, 2025 (the “Securities Purchase Agreement”), with the Selling Stockholder, including all accumulated interest until the maturity date and payment premium on the Initial Note. For the purpose of calculating the amount of Class A common stock shares issuable upon conversion of the Initial Note to be registered for resale pursuant to this prospectus, we are assuming the following: (i) the principal amount of the Initial Note is converted in full without regard to any limitations on exercise set forth in the Initial Note ($3,000,000); (ii) interest on the principal amount of the Initial Note has accrued through the two year maturity date and is paid in shares of our Class A common stock, at a rate of 8.0% per annum ($480,000); (iii) the entire principal balance of the Initial Note is converted at the floor price of $0.2058 per share (the “Floor Price”); and (iv) all shares issued in payment of interest under the Initial Note are issued at the Floor Price.

The Initial Note has an initial conversion price of $1.0289, bears interest at a rate of eight percent (8%) per year, and matures on October 1, 2027. Interest payments are required to be paid monthly beginning on November 1, 2025, and may be paid in cash or, subject to the satisfaction of certain conditions described in the Initial Note, in shares of Class A common stock valued at the conversion price of the Initial Notes then in effect. In no event, however, shall the Initial Note be convertible at a price less than the Floor Price. The Investor’s conversions of the Initial Note will be limited such that no conversion may be made to the extent that aggregate number of shares of the Class A common stock then beneficially owned by the Investor (together with its affiliates) would exceed 4.99% (the “Beneficial Ownership Limitation”) of the number of shares of Class A common stock outstanding immediately after giving effect to the conversion. The Investor has the right to increase the Beneficial Ownership Limitation, upon no less than 61 days’ prior notice, up to 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the conversion.

The Initial Note provides for customary events of default which include, among others, nonpayment of principal or interest, breach of covenants or other agreements in the Securities Purchase Agreement and the Initial Note, failure to timely deliver shares of Class A common stock issuable upon conversion of the Initial Note, failure pay redemption payments if and when required under the Initial Note, certain bankruptcy or insolvency events, certain change of control transactions, the failure of the Company to file certain required reports under the Exchange Act of 1934, as amended (the “Exchange Act”), any defaults under the Securities Purchase Agreement or any Additional Note (as defined in the Securities Purchase Agreement), default by the Company on any of its obligations under any other indebtedness exceeding $250,000, and certain final judgements for payment of money are rendered against the Company. Upon an event of default that is continuing, the holder of the Initial Note will have the right to convert all or any portion of the Initial Note at a price equal to the Alternate Conversion Price, which is defined as the lower of (i) the Conversion Price and (ii) 90% of the lowest trading price of the Class A common stock during the ten (10) consecutive trading days preceding the conversion notice (subject to the Floor Price).

At the option of the Investor, the Initial Note will be subject to mandatory redemption by the Company at price equal to 125% of the balance owing thereunder in the event of a default under the Initial Note or other transaction documents, or upon a change in control of the Company or certain other fundamental transactions. The Company may, at its option and upon no less than 10 days or more 50 days advance notice, redeem the Initial Note in full at a price equal to 125% of the balance owing thereunder.

During the three (3) years following the issuance of the Initial Note, additional Notes (the “Additional Notes”) may, at the election of the Investor, be purchased from time to time up to a maximum additional aggregate principal amount of either $4 million or $67 million, in each case, subject to the satisfaction or waiver of certain conditions. In the event that the Company conducts a Cryptocurrency Related Business Transaction (as defined herein) within one hundred and eighty (180) calendar days of the date of the Securities Purchase Agreement, the Investor will have the right to purchase up to an aggregate of $4.0 million in additional Notes. If a Cryptocurrency Related Business Transaction does not occur within 180 days of the date of the Securities Purchase Agreement, the Investor will have the right to purchase up to a total aggregate of $67 million in Additional Notes.

For a more complete discussion of the terms and conditions of the Securities Purchase Agreement, Note, and Private Placement, see the discussion under the heading “Private Placement” in this prospectus.

The Selling Stockholder may offer all or part of the Shares for resale from time to time through public or private transactions at either fixed prices or prevailing market prices at the time of sale, at varying prices or negotiated prices. The Selling Stockholder may sell Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder, the purchasers of the Shares, or both. For information concerning the Selling Stockholder and the manner in which it may offer and sell shares of our Class A common stock, see “Selling Stockholder” and “Plan of Distribution” in this prospectus.

We do not know when or in what amount the Selling Stockholder may offer the Shares for sale. The Selling Stockholder may sell some, all or none of the Shares offered by this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares, including all registration, listing and qualifications fees, printers, fees and expenses of the Company’s counsel and accountants (including legal fees of Selling Stockholder’s counsel associated with the review of the Registration Statement). The Selling Stockholder will bear all commissions attributable to its sale of Shares. See the section entitled “Plan of Distribution.”

The Company is not selling any securities under this prospectus and will not receive any proceeds from the sale of the shares of the Company’s Class A common stock pursuant to this prospectus.

Our Class A common stock trades on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “MSS”. On December 29, 2025, the last reported sales price of our Class A common stock on Nasdaq was $0.319 per share.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, we have elected to comply with certain reduced reporting requirements for this prospectus and may elect to do so in future filings.

We are a “Controlled Company” as defined under the listing rules of Nasdaq because, and as long as, Mr. John Xu, our President, Chief Executive Officer and Chairman, holds more than 50% of the Company’s outstanding voting power he will exercise control over the management and affairs of the Company and matters requiring stockholder approval, including the election of the Company’s directors. For so long as we remain a Controlled Company under that definition, we are permitted to elect, and intend, to rely on certain exemptions from the corporate governance rules of Nasdaq, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our Chief Executive Officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Investing in our Class A common stock involves a high degree of risk. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 29, 2025

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (“the SEC”). Under this registration statement, the Selling Stockholder may sell from time to time the Shares described in this prospectus in one or more offerings or otherwise as described in the section entitled “Plan of Distribution” beginning on page 14 of this prospectus.

You should rely only on the information contained in this prospectus, any of the documents incorporated herein by reference, any prospectus supplement, or on any free writing prospectus, that we have authorized for use in connection with this offering. We have not authorized anyone to provide any information other than that contained in this prospectus, any of the documents incorporated herein by reference, any prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class A common stock. Our business, financial condition and results of operations may have changed since that date. This prospectus is not an offer to sell these securities and we are not and the Selling Stockholder is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This prospectus and the documents incorporated herein by reference contain information derived from various public sources regarding our industry. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section. These and other factors could cause results to differ materially from those expressed in these publications and reports.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained in greater detail elsewhere in this prospectus or incorporated herein by reference. This summary is not complete and may not contain all of the information that may be important to you or that you should consider before buying shares of our Class A common stock. You should read the entire prospectus as well as the documents filed with the SEC that are incorporated herein by reference carefully. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. In particular, you should read the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus or incorporated by reference in this prospectus and our audited consolidated financial statements and the related notes incorporated by reference in this prospectus. In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “Maison” or “the Company” refer to Maison Solutions Inc.

Company Overview

We are a fast-growing, specialty grocery retailer offering traditional Asian food and merchandise to modern U.S. consumers, in particular to the members of Asian-American communities. We are committed to providing Asian fresh produce, meat, seafood, and other daily necessities in a manner that caters to traditional Asian-American family values and cultural norms, while also accounting for the new and faster-paced lifestyle of younger generations and the diverse communities in which we operate. To achieve this, we are developing a center-satellite stores network.

Since our formation in July 2019, we have acquired equity interests in three traditional Asian supermarkets in Los Angeles, California and three traditional Asian supermarkets in the greater Phoenix and Tucson, Arizona metro areas. We have been operating these six supermarkets as center stores, which we define as a full service store, similar to a traditional supermarket or grocery store covering a metro area, but with its own storage space to be used as a warehouse to distribute products to the satellite stores. The center stores target traditional Asian-American family-oriented customers with a variety of meat, fresh produce and other merchandise, while additionally stocking items which appeal to the broader community. Our management’s deep cultural understanding of our consumers’ unique consumption habits drives the operation of these traditional supermarkets.

In May 2021, we acquired 10% of the equity interests in Dai Cheong, a wholesale business which mainly supplies foods and groceries imported from Asia, which is owned by John Xu, our CEO, Chairman and President. We intend to acquire the controlling ownership of Dai Cheong. By adding Dai Cheong to our portfolio, we will take the first step toward creating a vertically integrated supply-retail structure. Having an importer as a part of our portfolio will allow us the opportunity to offer a wider variety of products and to reap the benefits of preferred wholesale pricing.

In June 2023, we acquired 40% equity interest in HKGF Market of Arcadia, LLC (“HKGF Arcadia”), a supermarket in the city of Arcadia, California, to further expand our footprint to new neighborhood. In December 2023, we acquired another 10% equity interest in HKGF Arcadia. In February 2024, the Company and JC Business Guys, Inc., the only other member of HKGF Arcadia (“JC Business Guys”), entered into a third amendment to the operating agreement of HKGF Arcadia to decrease our percentage equity interest in HKGF Arcadia to 49% and increase JC Business Guy’s percentage equity interest to 51%. We plan to close this location and, as a result, we recorded $848,493 in impairment charges for our investments in HKGF Arcadia for the three months ended July 31, 2025. Through July 31, 2025, we have recorded an accumulated total investment loss for our investments in HKGF Arcadia of $1,862,000.

In December 2023, the Company acquired 10% equity interest in TMA Liquor Inc, a liquor wholesale company.

Our merchandise includes fresh and unique produce, meats, seafood and other groceries that are not found in mainstream supermarkets, including a variety of Asian vegetables and fruits such as Chinese broccoli, bitter melon, winter gourd, Shanghai baby bok choy, longan and lychee; a variety of live seafood such as shrimp, clams, lobster, geoduck and Alaska king crab; and Chinese specialty groceries like soy sauce, sesame oil, oyster sauce, bean sprouts, Sriracha, tofu, noodles and dried fish. With an in-house logistics team and strong relationships with local and regional farms, we are capable of offering high-quality specialty perishables at competitive prices.

Our customers have diverse shopping habits based on, among other factors, their age and lifestyle. Along with creating an exciting and attractive in-store shopping experience, customers can choose to place orders on a third-party mobile app “Freshdeals24”, and an applet integrated into WeChat for either home delivery or in-store pickups offering our customers the option of a 100% cashier-less shopping experience. Our flexible shopping options are designed to provide customers with convenience and flexibility that best match their lifestyles and personal preferences. We are working closely with JD.com to improve and update our online apps to continue to specifically target and attract a wider variety of our customer base.

While our main focus is on targeting Asian-American communities and catering to both established Asian-American family values and the shifting needs of the younger generations, we also plan to opportunistically address other demographics and populations.

The success of our business is supported by a strong core team that brings deep knowledge and experience in supermarket operations, supply chain, warehouse management and logistics as well as e-commerce. The core team members all come from leading market players such as Freshippo (known as “Hema Shengxian” in China), Yonghui Superstores, H-Mart and other similar industry leading supermarket retailers.

We are exploring multi-channel solutions to customers by leveraging our strategic partnership with JD.com, a leading online retail business in China.

Recent Developments

On June 11, 2025, we announced the closure of Super HK of El Monte, our supermarket located in El Monte, California. The strategic decision to close the El Monte store is part of our ongoing commitment to improve our profitability and support sustainable growth. We continue to analyze the costs related to this closure; however, on a preliminary basis, we expect such costs to be immaterial.

On September 8, 2025, our subsidiaries, Lee Lee Oriental Supermart, LLC and AZLL LLC, closed a Business Loan Agreement with Royal Business Bank (the “Lee Lee Loan Agreement”) which provided secured financing in the amount of $5,250,000. The loan is further documented by a Promissory Note (the “RBB Note”). The RBB Note bears interest at a rate of 7.5% per year and requires monthly payments of principal and interest in the amount of $91,039.77, with a final balloon payment in the amount of $1,139,916.57 due at maturity on September 5, 2030. The Note is secured by substantially all assets of Lee Lee Oriental Supermart, LLC under the terms of a Commercial Security Agreement (the “Security Agreement”) and is personally guaranteed by our CEO, John Xu, and his spouse, Grace Xu. In addition, Mr. Xu has pledged certain real property as collateral security for his guaranty of the loan. The Company used the net proceeds from the Lee Lee Loan Agreement to repay the remaining indebtedness outstanding under the original purchase money secured note issued in connection with our purchase of Lee Lee Oriental Supermart.

On September 11, 2025, we executed an Overseas Distribution Agreement (the “Distribution Agreement”) with Guizhou Moutai Chiew Import and Export Co., Ltd. (“Moutai”). Under the Distribution Agreement, we have agreed to act as a non-exclusive overseas reseller of Moutai’s 53° Flying Fairy Moutai Chiew liquor in the United States. We will distribute the product in our California-based HK Good Fortune stores. The total base supply volume under the Distribution Agreement is thirty (30) tons, with specific pricing, quantities, and trade terms to be as specified under separate sales orders. The initial term of the Distribution Agreement runs until December 31, 2025.

On October 19, 2025, a majority of our stockholders approved a reverse stock split of the Company’s Class A common stock at a ratio of not less than 1-for-2 and not more than 1-for-100, to be implemented at a date no later than June 30, 2026, with the exact ratio, record date, and effective time and date of such reverse stock split(s) to be as later determined by the board of directors of the Company in its sole discretion.

On October 22, 2025, we issued a senior unsecured convertible promissory note in the principal amount of $3,000,000 pursuant to a partial exercise of a previous note purchase warrant to purchase senior unsecured convertible promissory notes of the Company up to an aggregate principal amount of $6,500,000 issued by the Company pursuant to that certain Securities Purchase Agreement dated as of March 12, 2025. The unsecured note has a maturity date of October 22, 2027, bears interest at a rate to 5.25% per annum and was issued for a purchase price of $2,745,000. The interest rate may increase to 18.00% per annum upon the occurrence of an Event of Default (as defined in the note), for so long as such event remains uncured. Accrued interest will be paid on a monthly basis and, at the Company’s option, will either be paid in cash or paid-in-kind in shares of Common Stock, subject to certain terms and conditions as set forth in the note. The holder of this note has the right to elect at any time to convert the note into shares of common stock, so long as the aggregate number of shares of common stock then beneficially owned by such holder (together with its affiliates) would not exceed 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the note. Beginning on the effective date of the registration statement registering the shares of common stock issuable upon conversion of the note and on the same day of each successive month thereafter, the initial conversion price will be adjusted (downwards only) to the lower of (a) the conversion price then in effect and (b) the lower of (x) 95% of the lowest daily VWAP (as defined in the note) of the common stock during the 10 consecutive trading days immediately prior to the applicable measurement date and (y) the Floor Price (as defined in the note) then in effect.

Corporate Information

We were founded in July 2019 as Maison International, Inc., an Illinois corporation, with our principal place of business in California. Immediately upon formation, the Company acquired three retail Asian supermarkets in Los Angeles, California and subsequently rebranded them as “HK Good Fortune Supermarkets” or “Hong Kong Supermarkets.” In September 2021, the Company was reincorporated in the State of Delaware as a corporation registered under the laws of the State of Delaware and renamed “Maison Solutions Inc.”

Our principal executive offices are located at 127 N Garfield Ave, Monterey Park, California 91754 and our phone number is (626) 737-5888. Maison has six retail supermarkets in San Gabriel, California, Monrovia, California, Monterey Park, California, Chandler, Arizona, Peoria, Arizona and Tucson, Arizona.

Our principal website is www.maisonsolutionsinc.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or the registration statement of which it forms a part. The inclusion of our website address in this prospectus is an inactive textual reference only. Investors should not rely on any such information in deciding whether to purchase the securities offered hereby.

Controlled Company

We are a “Controlled Company” as defined under the listing rules of Nasdaq because, and as long as, Mr. John Xu, our Chief Executive Officer, holds more than 50% of the Company’s voting power he will exercise control over the management and affairs of the Company and matters requiring stockholder approval, including the election of the Company’s directors. Mr. Xu, who controls more than 50% of the voting power of our outstanding capital stock, has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of our directors, as well as the overall management and direction of our Company. For so long as we remain a Controlled Company under that definition, we are permitted to elect, and intend, to rely on certain exemptions from the corporate governance rules of Nasdaq, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

Emerging Growth Company Status and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus, (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (3) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions. As a result, investors may find investing in our Class A common stock less attractive.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of such extended transition period.

We will cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of our initial public offering, (ii) the first fiscal year after our annual gross revenues are $1.235  billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

We are also a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as the market value of our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

THE OFFERING

Class A common stock offered by the Selling Stockholder	Up to 16,909,622 shares.

Class A common stock outstanding before this offering	22,229,652 shares.

Class A common stock outstanding after this offering	39,139,274 shares, assuming (i) the full principal amount of the Initial Note is converted into shares of Class A common stock at the Floor Price of $0.2058; (ii) all interest accrued on the full principal amount if the Initial Note over its full two-year term is paid in shares of Class A Common Stock valued at the Floor Price; and (ii) no other shares of Class A common stock are issued by us. To the extent that the Initial Note is converted at prices higher than the Floor Price, or conversions occur prior to the maturity date, or the Selling Stockholder does not fully convert the Initial Note, we would have fewer shares of Class A common stock outstanding after the Offering.

Class B common stock outstanding before and after this offering	3,000,000 shares.

Use of proceeds	We will not receive any proceeds from the resale of any securities sold under this prospectus by the Selling Stockholder.

Risk factors	An investment in our securities involves a high degree of risk. You should read the “Risk Factors” section beginning on page 5 and the other information included in this prospectus and in the documents incorporated herein by reference for a discussion of the factors to consider before deciding to invest in shares of our Class A common stock.

Listing and symbol	Our Class A common stock is listed on Nasdaq under the trading symbol “MSS”.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific risk factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K as filed with the SEC, which are incorporated herein by reference in their entirety, as well any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any applicable prospectus supplement hereto or any related free writing prospectus. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may materially and adversely affect our business, prospects, operating results and financial condition. For more information, see the section entitled “Where You Can Find Additional Information.” Please also read carefully the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to This Offering

The Selling Stockholder may choose to sell the Shares at prices below the current market price of our Class A common stock.

The Selling Stockholder is not restricted as to the prices at which it may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market price of the Class A common stock could adversely affect the market price of our Class A common stock.

Investors who buy Shares at different times may pay different prices.

Investors who purchase Shares in this offering at different times may pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. The Selling Stockholder may sell such Shares at different times and at different prices. Investors may experience a decline in the value of the Shares they purchase from the Selling Stockholder in this offering as a result of sales made by us in future transactions to the Selling Stockholder at prices lower than the prices they paid.

Resales of Shares in the public market by the Selling Stockholder as a result of this offering may cause the market price of our Class A common stock to fall.

Sales of substantial amounts of our Class A common stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Class A common stock. The issuance of the Shares could result in resales of our Class A common stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Class A common stock or other equity or debt securities exercisable or convertible into Class A common stock, including Shares issuable upon conversion of the Additional Notes. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

The shares of Class A common stock being offered in this prospectus represent a substantial percentage of our outstanding Class A common stock shares, and the sales of such shares, or the perception that these sales could occur, could cause the market price of our Class A common stock to decline significantly.

As of December 30, 2025, there were 22,229,652 shares of our Class A common stock issued and outstanding, of which 8,659,652 were held by non-affiliates of the Company. We are registering for resale 16,909,622 shares of our Class A common stock included in this prospectus, representing approximately 76% of the number of outstanding shares and approximately 195% of our outstanding shares held by non-affiliates of the Company. The Selling Stockholder has the right to elect at any time to convert the Initial Note into shares of Class A common stock, so long as the aggregate number of shares of Class A common stock then beneficially owned by the holder (together with its affiliates) would not exceed 4.99% (the “Beneficial Ownership Limitation”) of the number of shares of Class A Common Stock outstanding immediately after giving effect to the conversion, as such percentage ownership is determined in accordance with the terms of the Initial Note. The holder of the Initial Note has the right to increase or decrease the Beneficial Ownership Limitation upon prior notice to the Company, provided that the Beneficial Ownership Limitation may in no event exceed 9.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the conversion. The number of shares of Class A common stock that the Selling Stockholder can sell into the public markets pursuant to this prospectus represents a significant amount of our outstanding shares of Class A common stock. Given the substantial number of shares of Class A Common Stock registered pursuant to this prospectus, the sale of Class A common stock by the Selling Stockholder, or the perception in the market that the Selling Stockholder of a large number of shares of Class A common stock intends to sell Class A common stock, could increase the volatility of the market price of our Class A common stock or result in a significant decline in the public trading price of our Class A common stock.

The Initial Note has a fluctuating conversion rate that is set at a discount to the market price of our Class A common stock during the period immediately following conversion. Such conversion price reset provisions guarantee that the Selling Stockholder may acquire shares of our Class A common stock at a discount to the market price. Even if the market price of our Class A common stock declines following the offering, the Selling Stockholder may still have an incentive to sell our Class A common stock shares, because they may still experience a positive rate of return on their shares due to the difference in the conversion price described herein and the public trading price of our Class A common stock shares. While the Selling Stockholder may, on average, experience a positive rate of return based on the current market price of their Class A common stock shares, other public stockholders may not experience a similar rate of return on the Class A common stock shares they hold due to differences in the purchase prices and the current trading price of our Class A common stock shares.

Furthermore, pursuant to the conversion price reset provisions of the Initial Note, if the market price of the Class A common stock falls below the Fixed Price, the number of shares of Class A common stock issuable upon conversion of the Initial Note will increase. To the extent the Selling Stockholder converts the Initial Note and then sells the Class A common stock, the price of our Class A common stock may decrease due to the additional shares in the market. This could allow the Selling Stockholder to receive greater amounts of Class A common stock, the sales of which would further depress the stock price.

If we are unable to regain or maintain compliance with the continued listing requirements of the Nasdaq Capital Market, it could result in the delisting of our common stock, which could adversely affect our business, our ability to raise capital, and our shareholders.

On July 10, 2025, we received a notification letter from Nasdaq (the “Notification Letter”) notifying us that we were not in compliance with the minimum bid price requirement for continued listing on Nasdaq under Nasdaq Listing Rule 5550(a)(2), which requires listed securities to maintain a minimum bid price of $1.00 per share. Nasdaq Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of thirty (30) consecutive days, and based on this and the Notification Letter, the Company no longer meets the minimum bid price requirement. The Notification Letter does not currently impact the Company’s listing on Nasdaq. The Notification Letter states that the Company has 180 calendar days, or until January 6, 2026, to regain compliance with the minimum bid price requirements. Nasdaq, at its own discretion, may allow for an additional 180 day period for compliance if the Company does not come back into compliance with the minimum bid price requirement during the initial period, though there is no assurance that the Company would be granted such an extension.

Sales of the shares of Class A common stock being offered by this prospectus or the perception that these sales could occur may cause the stock price to remain below $1.00 or may cause future decreases to the stock price of our Class A common stock. We cannot predict the effect, if any, that the availability of shares for future resale by the Selling Stockholder or our other stockholders will have on the trading price of our Class A common stock from time to time. If Nasdaq delists our shares of Class A common stock from trading on the Nasdaq Capital Market for failure to meet Nasdaq’s listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our shares of Class A common stock;

●	reduced liquidity for our shares of Class A common stock;

●	a determination that our Class A common stock is a “penny stock” which will require brokers trading in our Class A common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our shares;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

To address this, on October 19, 2025, a majority of our stockholders approved a reverse stock split of the Company’s Class A common stock at a ratio of not less than 1-for-2 and not more than 1-for-100, to be implemented at a date no later than June 30, 2026, with the exact ratio, record date, and effective time and date of such reverse stock split(s) to be as later determined by the board of directors of the Company in its sole discretion.

Stockholders may experience dilution of their ownership interest due to the issuance of additional shares of Class A common stock upon the conversion of the Notes, especially since the Notes have fluctuating conversion rates that are set at a discount to market prices of our shares of Class A common stock during the period immediately following conversion.

The Shares issued upon conversion of the Initial Note will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Class A common stock may be sold in the public market following this offering. If there are significantly more shares of our Class A common stock offered for sale than buyers are willing to purchase, then the market price of our Class A common stock may decline to a market price at which buyers are willing to purchase the offered Class A common stock and sellers remain willing to sell our Class A common stock. The issuance of the Shares or any future sales of a substantial number of shares of our Class A common stock in the public market, or the perception that such sales may occur, could also adversely affect the price of our Class A common stock. We cannot predict the effect, if any, that market sales of those shares of Class A common stock or the availability of those shares for sale will have on the market price of our Class A common stock.

The conversion of the Initial Note, in accordance with its terms, may result in substantial dilution to the interests of other holders of our Class A common stock since the Selling Stockholder may ultimately convert and sell the full amount issuable on conversion.

In addition, in order to raise additional capital, we may in the future offer additional shares of our Class A common stock or other securities convertible into or exchangeable for our Class A common stock at prices that may not be the same as the price per share as prior issuances of Class A common stock. This includes, without limitation, consummating additional transactions involving the Notes. We may not be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share previously paid by investors, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our Class A common stock or securities convertible into Class A common stock in future transactions may be higher or lower than the prices per share. We cannot predict the effect, if any, that market sales of those shares of Class A common stock or the availability of those shares for sale will have on the market price of our Class A common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that involve substantial risks and uncertainties. All statements other than statements of historical or current fact included in this prospectus are forward looking statements. Forward-looking statements refer to our current expectations and projections relating to our financial condition, results of operations, plans, objectives, strategies, future performance, and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements we make relating to our estimated and projected costs, expenditures, and growth rates, our plans and objectives for future operations, growth, or initiatives, or strategies are forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we expect and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause those actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to:

●	fluctuations in the demand for our products in light of changes in laws and regulations applicable to food and beverages and changes in consumer preferences;

●	supply chain disruptions that could interrupt product manufacturing and increase product costs;

●	our ability to source raw materials and navigate a shortage of available materials;

●	our ability to compete successfully in our industry;

●	the impact of earthquakes, fire, power outages, floods, pandemics and other catastrophic events, as well as the impact of any interruption by problems such as terrorism, cyberattacks, or failure of key information technology systems;

●	our ability to accurately forecast demand for our products or our results of operations;

●	the impact of problems relating to delays or disruptions in the shipment of our goods through operational ports;

●	our ability to expand into additional foodservice and geographic markets;

●	our ability to successfully design and develop new products;

●	fluctuations in freight carrier costs related to the shipment of our products could have a material adverse impact on our results of operations;

●	the effects of a pandemic or other public health crises;

●	our ability to attract and retain skilled personnel and senior management; and

●	other risks and uncertainties described in “Risk Factors” in this prospectus.

We make many of our forward-looking statements based on our operating budgets and forecasts, which are based upon detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results.

USE OF PROCEEDS

We are not selling any securities under this prospectus and will not receive any proceeds from the resale of any securities sold under this prospectus by the Selling Stockholder.

The Selling Stockholder will pay any underwriting discounts and commissions and expenses it incurs for brokerage, accounting, tax or any other expenses it incurs in disposing of the Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares, including all registration, listing and qualifications fees, printers, fees and expenses of the Company’s counsel and accountants (including legal fees of the Selling Stockholder’s counsel associated with the review of the Registration Statement).

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market for our Class A Common Stock

Our Class A common stock is listed for trading on Nasdaq under the symbol “MSS”. As of December 30, 2025, there were 22,229,652 shares of Class A common stock issued and outstanding held by six holders of record. We cannot assure you that a liquid trading market for our Class A common stock will develop or be sustained. You may not be able to sell your shares quickly or at the market price if trading in our Class A common stock is not active.

Dividend Policy

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings for use in the operation of our business and do not intend to declare or pay any cash dividends on our Class A common stock in the foreseeable future. Any future determination to pay dividends on our capital stock will be at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, cash flows, capital requirements, general business conditions, and other factors that our board of directors considers relevant.

PRIVATE PLACEMENT

Securities Purchase Agreement and Initial Note

On September 28, 2025, we entered into the Securities Purchase Agreement with the Selling Stockholder pursuant to which the Company agreed to issue and sell to the Selling Stockholder senior secured convertible promissory notes (the “Notes”) in a total principal amount of up to $70 million. In addition, during the three (3) years following the issuance of the Initial Note, Additional Notes may, at the election of the Investor, be purchased from time to time up to a maximum additional aggregate principal amount of either $4 million or $67 million, in each case, subject to the satisfaction or waiver of certain conditions. In the event that the Company conducts a Cryptocurrency Related Business Transaction (as defined herein) within one hundred and eighty (180) calendar days of the date of the Securities Purchase Agreement, the Investor will have the right to purchase up to an aggregate of $4.0 million in additional Notes. If a Cryptocurrency Related Business Transaction does not occur within 180 days of the date of the Securities Purchase Agreement, the Investor will have the right to purchase up to a total aggregate of $67 million in Additional Notes.

On October 1, 2025, at the initial closing pursuant to the Securities Purchase Agreement, the Company issued an initial Note to the Selling Stockholder in the principal amount of $3,000,000 for a purchase price of $2,745,000 (the “Initial Note”). In accordance with the terms of the Securities Purchase Agreement, approximately 90% of the net proceeds received from the purchase and sale of the Initial Note will be used to acquire World Coin (WLD) to be held as a treasury asset for the Company’s balance sheet. On or about October 6, 2025, the Company completed the purchase of approximately $2.1 million in WLD. The Initial Note was issued, and the shares of the Company’s Class A common stock issuable upon conversion of the Initial Note will be issued, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) thereunder.

The Initial Note has an initial conversion price of $1.0289, bears interest at a rate of eight percent (8%) per year, and matures on October 1, 2027. Interest payments will be required to be paid monthly beginning on November 1, 2025, and may be paid in cash or, subject to the satisfaction of certain equity market conditions, in shares of Class A common stock, valued at the conversion price of the Initial Notes then in effect. In no event, however, shall the Initial Note be convertible at a price less than the Floor Price of $0.2058 per share.

The Initial Note provides for customary events of default which include, among others, nonpayment of principal or interest, breach of covenants, failure to timely deliver shares of Common Stock issuable upon conversion of the Initial Note, failure pay redemption payments if and when required under the Initial Note, certain bankruptcy or insolvency events, certain change of control transactions, the failure of the Company to file certain required reports under the Exchange Act, any defaults under the Securities Purchase Agreement, default by the Company on any of its obligations under any other indebtedness exceeding $250,000, and certain final judgements for payment of money are rendered against the Company. Upon an event of default that is continuing, the holder of the Initial Note will have the right to convert all or any portion of the Initial Note at a price equal to the Alternate Conversion Price, which is defined as the lower of (i) the Conversion Price and (ii) 90% of the lowest trading price of the Common Stock during the ten (10) consecutive trading days preceding the conversion notice (subject to the Floor Price).

At the option of the Selling Stockholder, the Initial Note will be subject to mandatory redemption by the Company at price equal to 125% of the balance owing thereunder in the event of a default under the Initial Note or other transaction documents, or upon a change in control of the Company or certain other fundamental transactions. The Company may, at its option and upon no less than 10 trading days or more 50 trading days advance notice, redeem the Initial Note in full at a price equal to 125% of the balance owing thereunder.

The Securities Purchase Agreement also limits the total cumulative number of shares of Class A common stock issued to the Selling Stockholder under the Notes, the Securities Purchase Agreement and any other transaction documents to 19.99% of the number of shares of Class A common stock issued and outstanding (the “Exchange Cap”) pursuant to the requirements of Rule 5635(d) of Nasdaq or other applicable rules of the principal market on which the Class A common stock is listed, except that such limitation no longer applies following the Company’s receipt of the approval of a majority of our shareholders. The Exchange Cap is calculated based on the number of shares of Class A common stock issued and outstanding as of the date of the Securities Purchase Agreement, which number may be reduced, on a share-for-share basis, by the number of shares of Class A common stock issued or issuable pursuant to any transaction or series of transactions that may be aggregated with the transactions contemplated by the Securities Purchase Agreement under the applicable rules of the principal market. On October 19, 2025, a majority of our stockholders provided written consent approving the issuance of all shares issuable under the Notes and the Securities Purchase Agreement. The approval will be effective twenty (20) days after the mailing of a definitive Information Statement on Form 14C to our shareholders.

Pursuant to the Securities Purchase Agreement, at any time while the Initial Note or any Additional Notes remain outstanding, the Company is prohibited from effecting or entering into an agreement to effect any Subsequent Placement (as defined in the Securities Purchase Agreement) involving a Variable Rate Transaction (as defined in the Securities Purchase Agreement) without the written consent of the Selling Stockholder in its sole discretion.

Pledge and Security Agreement

The Company’s obligations under the Notes are secured by a lien on all assets of the Company, including all cryptocurrencies purchased with the proceeds of the Notes, under the terms of a pledge and security agreement (the “Security Agreement”). The Security Agreement contains customary covenants and restrictions, including prohibitions on the granting of additional liens on any collateral or the transfer or sale of collateral other than in the ordinary course of business. Under the terms of the Security Agreement, all cryptocurrencies acquired by the Company with the proceeds of the Notes will be held for security in a blocked custodial account to be administered by an appointed custodian acting on behalf of the Note holders. Cryptocurrencies held under the control the Note holders in the blocked custodial account may not be sold or transferred for so long as any Notes remain outstanding.

Registration Rights Agreement

On September 28, 2025, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Selling Stockholder pursuant to which the Company agreed to register the resale of the Conversion Shares issued or issuable upon conversion of the Initial Note and any Additional Notes. The Registration Rights Agreement requires, among other things, the Company to file an initial resale registration statement covering the Conversion Shares with the SEC within 30 calendar days after the Closing Date. The Company is obligated to use its best efforts to have the registration statement declared effective by the SEC as soon as practicable, but in no event later than the 90th calendar day following the Closing Date (the “Effectiveness Deadline”). However, in the event the Company is notified by the SEC that the registration statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline will be accelerated to the second business day following the date on which the Company is so notified if such date precedes the initial Effectiveness Deadline. In the event the registration statement is subject to a full SEC review, or the Company is required to update the financial statements therein, which causes the registration statement not to be declared effective by the Effectiveness Deadline, the Effectiveness Deadline will automatically be deemed to be extended for so long as necessary, provided that the Company is using its best efforts to promptly respond to and satisfy the requests of the SEC. During any such period, the Company will not be in default of satisfying the Effectiveness Deadline.

SELLING STOCKHOLDER

This prospectus relates to the offer and sale from time to time of up to 16,909,622 shares of our Class A common stock by the stockholder identified in the table below, who we refer to in this prospectus as the “Selling Stockholder” and its respective transferees, pledgees, donees, assignees or other successors (each also a Selling Stockholder for purposes of this prospectus). The Selling Stockholder identified below may currently hold or acquire at any time shares of our Class A common stock in addition to those registered hereby.

We are registering the Shares included in this prospectus pursuant to the provisions of the Registration Rights Agreement we entered into with the Selling Stockholder on September 28, 2025 in order to permit the Selling Stockholder to offer the Shares included in this prospectus for resale from time to time.

This prospectus generally covers the resale of the maximum number of shares of Class A common stock issuable upon conversion of the Initial Note, and payment in Class A common stock of all accumulated interest on the Initial Note until its maturity date, using the Floor Price of $0.2058, assuming that the Initial Note remains outstanding until its maturity date and that all interest on the Initial Note is paid in shares of Class A common stock, without regard to any limitations on the conversion of the Initial Note.

We do not know when or in what amounts the Selling Stockholder may offer Shares for sale. The Selling Stockholder may choose not to sell any or all of the Shares offered by this prospectus. Because the Selling Stockholder may offer all or some of the Shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, we cannot accurately report the number of Shares that will be held by the Selling Stockholder after completion of the offering. However, for purposes of the table below, we have assumed that, after completion of the offering, all of the Shares covered by this prospectus will be sold by the Selling Stockholder.

The following table contains information as of December 29, 2025 with respect to: the name of the Selling Stockholder, the number of shares of Class A common stock known by the Company to be owned beneficially by the Selling Stockholder, the number of shares of Class A common stock directly held by the Selling Stockholder that may be offered using this prospectus, and the number of shares to be beneficially owned by the Selling Stockholder after the completion of the offering. The table has been prepared based upon a review of information furnished to us by or on behalf of the Selling Stockholder. The number of shares outstanding, and the percentage of beneficial ownership post-offering are based on 22,229,652 shares of Class A common stock issued and outstanding as of December 29, 2025.

For the purposes of the following table, the number of shares of Class A common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power and also any shares which the Selling Stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

The Initial Note held by the Selling Stockholder contains a 4.99% beneficial ownership limitation, prohibiting conversion of the Initial Note into shares of Class A common stock if the conversion would result in the holder being deemed to beneficially own more than 4.99% of our Class A common stock. The second and third columns, “Shares Owned Prior to the Offering”, reflect that beneficial ownership limitation. The fourth column, “Shares Being Offered,” does not, and it assumes that the maximum number of shares to be offered for resale pursuant to this prospectus has been issued to the Selling Stockholder. The fifth and sixth columns, “Shares Owned After the Offering,” assume the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

	Number of Class A Common Stock Shares Beneficially Owned Prior to the Offering				Maximum Number of Class A Common Stock Shares to be Offered Pursuant to this		Number of Class A Common Stock Shares Beneficially Owned After the Offering
Name of Selling Stockholder	Shares		%		Prospectus		Shares	%
JAK Opportunities XV LLC (1)	1,167,519	(2)	4.99	%(2)	16,909,622	(3)	—	*

*	Represents less than 1%.

(1)	The Selling Stockholder is wholly owned by the private fund, ATW Master Fund V, L.P. (the “Fund”). ATW Partners Opportunities Management, LLC (the “Adviser”) serves as the investment manager to the Fund. Antonio Ruiz-Gimenez and Kerry Propper are control persons of the Adviser (the “Control Persons”). The Selling Stockholder, the Fund, the Adviser and the Control Persons may be deemed to have shared voting and dispositive power with respect to the Shares beneficially owned by the Selling Stockholder. The Fund, the Adviser and the Control Persons each disclaim beneficial ownership of the Company’s securities reported herein except to the extent of their pecuniary interest, if any, therein. The principal address of the Selling Stockholder is 1 Pennsylvania Plaza, Suite 4810 New York, New York 10119.

(2)	Consists of the number of shares of Class A common stock deemed to be beneficially owned by the Selling Stockholder after applying the Beneficial Ownership Limitation, based on 22,229,652 shares of Class A common stock outstanding as of December 29, 2025.

(3)	Consists of 16,909,622 Initial Note Shares.

PLAN OF DISTRIBUTION

We are registering the shares of Class A common stock to permit the resale or transfer of these shares of Class A common stock by the Selling Stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholder of the shares of Class A common stock. We will bear all fees and expenses incident to our obligation to register the shares of Class A common stock.

The Selling Stockholder, or its pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (each also a Selling Stockholder for purposes of this prospectus), may sell or transfer the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The Selling Stockholder may sell or transfer the securities by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchases;

(e)	privately negotiated transactions;

(f)	through the distribution of the securities by the Selling Stockholder to its partners, members or equity holders;

(g)	one or more underwritten offerings on a firm commitment or best efforts basis;

(h)	any combination of any of these methods of sale; and

(i)	any other method permitted pursuant to applicable law.

The Selling Stockholder may elect to make a pro rata in-kind distribution of securities to its members, partners or equity holders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or equity holders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholder may also transfer the securities by gift. We do not know of any arrangements by the Selling Stockholder for the sale of any of the securities. The Selling Stockholder may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of the Selling Stockholder. Broker-dealers may agree with the Selling Stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for the Selling Stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

The Selling Stockholder may also sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, the Selling Stockholder may pledge, hypothecate or grant a security interest in some or all of the securities owned by it. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be Selling Stockholders. The number of the Selling Stockholder’s securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the Selling Stockholder’s securities will otherwise remain unchanged.

To the extent required under the Securities Act, the aggregate amount of Selling Stockholder’s securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the Selling Stockholder and/or purchasers of Selling Stockholder’s Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

In connection with the sale of the securities or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

We have agreed to keep this prospectus effective until the earlier of (i) the date on which the Selling Stockholder has sold all of the Shares, and (ii) the date on which all of the Shares have been sold or may be sold without any restriction pursuant to Rule 144. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

The validity of the Shares offered by this prospectus will be passed upon for the Company by The Crone Law Group P.C., New York, NY.

EXPERTS

The financial statements of Maison Solutions Inc. as of April 30, 2025 and 2024 appearing in our most recent Annual Report on Form 10-K are incorporated by reference into this prospectus, which have been audited by Kreit & Chiu CPA LLP, an independent registered public accounting firm (“KC”). Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the Class A common stock the Selling Stockholder proposes to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the Class A common stock that the Selling Stockholder proposes to sell in this offering, we refer you to the registration statement and the exhibits, schedules, financial statements and notes filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed as an exhibit to the registration statement. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be referenced for the complete contents of these contracts and documents.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

We are subject to the reporting, proxy and information requirements of the Exchange Act, and as a result we are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above, as well as on our website, without charge, at www.maisonsolutionsinc.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our Class A common stock.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus and the registration statement of which this prospectus is a part, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or any free writing prospectus prepared by or on behalf of us.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and any future documents that we file with the SEC (excluding any portion of such documents that are deemed furnished and not filed with the SEC in accordance with SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the offering of the securities is terminated:

●	Our Annual Report on Form 10-K for the fiscal year ended April 30, 2025, filed with the SEC on August 14, 2025, and the amendment thereto, filed with the SEC on August 28, 2025;

●	Our Current Report on Form 10-Q for the quarter ended July 31, 2025, and October 31, 2025, filed with the SEC on September 22, 2025 and December 22, 2025, respectively;

●	Our Information Statement on Schedule 14C filed with the SEC on November 4, 2025;

●	Our Registration Statement on Schedule Form S-1 filed with the SEC on November 11, 2025;

●	Our Current Reports on Form 8-K filed with the SEC on June 17, 2025, July 11, 2025, August 13, 2025, August 28, 2025, September 10, 2025, and September 15, 2025, September 29, 2025, October 2, 2025, October 22, 2025, and December 19, 2025;

●	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 14, 2023, pursuant to Section 12(b) of the Exchange Act, as amended by the “Description of Capital Stock” filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024 filed with the Commission on August 13, 2024, and any subsequent amendments or reports filed for the purpose of updating such description.

We will not, however, incorporate by reference in this prospectus or the accompanying prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K unless, and except to the extent, specified in such current reports.

You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC’s website at www.sec.gov. We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Attention: Investor Relations

Maison Solutions Inc.

127 N Garfield Avenue

Monterey Park, California

(626) 737-5888

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus. We have not authorized anyone else to provide you with different or additional information. We will not make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date of those documents

16,909,622 shares of Class A Common Stock

MAISON SOLUTIONS INC.

PROSPECTUS

December 29, 2025